                                                                     EXHIBIT 7.4

                                  DAVID MOORE
                                1050 PARK AVENUE
                           NEW YORK, NEW YORK  10128



October 17, 1995



AMRE, Inc.
8585 North Stemmons Freeway
South Tower, Suite 102
Dallas, Texas  75247
Attention:  Robert Swartz, President


Gentlemen:

1. Reference is made to the letter agreement between AMRE, Inc. ("AMRE") and David Moore ("MOORE"), dated June 17, 1994 (the "LETTER AGREEMENT"), the Plan of Compensation and Indemnification Agreement entered into by such parties as of August 1, 1994 (the "COMPENSATION PLAN"), the reinstatement letter between the parties dated September 12, 1995 (the "REINSTATEMENT LETTER") and all amendments thereto.

2. Pursuant to paragraph 6 of the Letter Agreement, AMRE's right to consummate the Strategy (as defined in the Letter Agreement) expired on June 17, 1995. Such right was reinstated pursuant to the Reinstatement Letter through October 15, 1995, which was terminated due to a failure of condition on or about September 27, 1995. At AMRE's request, Moore hereby again reinstates AMRE's right to consummate the Strategy as of the date hereof through November 15, 1995 (the "REINSTATEMENT PERIOD"); on condition and in consideration of the following actions and undertakings by AMRE as set forth herein:

3. The Board of Directors of AMRE shall or shall cause AMRE to: (a) on or before November 15, 1995 increase the size of the AMRE Board of Directors by one seat and shall appoint Moore to fill such new director's seat for an interim term commencing on the earlier of (i) November 15, 1995 and (ii) immediately prior to the next AMRE Board of Directors meeting, and running until the general election of directors at the next meeting held for the purpose of such election; (b) prior to the next such meeting, the AMRE Board of Directors shall nominate Moore as a member of the directors' slate for a subsequent one year term as director and the AMRE Board of Directors will vote all shares of Common Stock which they have the right to so vote as a body (if any) at such meeting in favor of Moore's election to such one year term; (c) during his term as a director of AMRE, AMRE shall pay to Moore the same compensation and benefits, including without limitation director and officer insurance, available to other AMRE outside directors; (d) promptly upon notice from Moore of the identity of the parties thereof, execute and deliver a Stock Purchase Agreement in the form annexed hereto as Exhibit A; (e) on or before November 15, 1995 deliver to Moore 200,000 shares of AMRE common stock (the "MOORE SHARES"); (f) simultaneously with the execution hereof execute and

AMRE, Inc.
October 17, 1995
Page 2



deliver the Stock Option Agreement in the form annexed hereto as Exhibit B; (g) simultaneously with the execution hereof execute and deliver the Stock Option Agreement in the form annexed hereto as Exhibit C; and (h) promptly pay to Moore $900,000 in cash if Moore does not receive such cash payment from HFS Incorporated on or before November 15, 1995; and (i) on or before November 15, 1995 AMRE shall execute and deliver a sub-license agreement between AMRE and Garden State Exterior Remodeling, Inc., reasonably satisfactory to the parties and containing the material terms set forth in the term sheet annexed hereto as Exhibit D. The Moore Shares shall have registration rights as a separate block of registerable securities, not contingent on any conversion of the HFS Senior Convertible Preferred Stock, identical to the registration rights set forth in paragraph 10 of that certain Stock Purchase Agreement, dated as of the date hereof, between AMRE and HFS Incorporated, except that the demand and incidental registration rights shall be exercisable for five years from the date hereof. Notwithstanding anything to the contrary herein, all payments and other obligations in favor of Moore set forth in (a) - (i) above shall be deemed to have been earned and Moore's rights thereto established irrevocably as of the execution of the License Agreement between AMRE and an affiliate of HFS Incorporated and shall be payable as described above.

4. If AMRE does not consummate the Strategy, execute and deliver the aforementioned documents and perform the foregoing actions, and if Moore does not receive such $900,000 in accordance with and within the time frames set forth in the foregoing paragraph during the Reinstatement Period, AMRE shall immediately return to Moore all information furnished to AMRE with respect to the Strategy and shall not implement and/or use any part of the Strategy until June 17, 1999.

5. By granting this reinstatement, Moore is in no way agreeing, representing or implying that he will grant any further reinstatement or extension in the future. The decision to grant or withhold any such future reinstatements or extensions shall be within Moore's absolute discretion.

6. Each of paragraph 3 of the Letter Agreement and paragraphs 1, 2, 3, 4, 5 and 6 of the Compensation Plan is hereby terminated in its entirety and shall be of no further force or effect. Moore hereby irrevocably releases and forever discharges AMRE, its officers, directors, agents, representatives and affiliates of and from any and all claims, actions, demands, lawsuits, causes of action, losses, costs or liability of whatever kind or nature, now existing or which may hereafter accrue, whether known or unknown, that have been or might be asserted, whether or not heretofore asserted, arising from paragraph 3 of the Letter Agreement and paragraphs 1, 2, 3, 4, 5, and 6 of the Compensation Plan.

7. Other than as expressly provided herein, this Agreement does not supersede the Letter Agreement, the Compensation Plan, the Reinstatement Letter, the Agreement of Consent, Waiver and Release, dated December 5, 1994 between David Moore and AMRE, or the Second Agreement of Consent, Waiver and Release dated December 28, 1994, between David Moore

AMRE, Inc.
October 17, 1995
Page 3



and AMRE, or any amendments thereto all of which, except as specifically modified hereby, remain in full force and effect as described therein.

8. AMRE has all requisite corporate power and authority to enter into this Agreement and the Agreements annexed hereto and the actions contemplated thereby. This Agreement and the Exhibits annexed hereto and the actions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of AMRE, and with respect to the documents being executed and delivered simultaneously herewith, such documents have been duly executed and delivered by AMRE and constitute legal, valid and binding agreements of AMRE, enforceable in accordance with their respective terms and, with respect to the documents to be executed hereafter, such documents shall, upon execution and delivery by a duly authorized officer of AMRE, constitute legal, valid and binding agreements of AMRE, enforceable in accordance with their respective terms.

                                        Sincerely,



                                        /s/ DAVID MOORE
                                        -----------------------------------
                                        DAVID MOORE

AMRE, Inc.
October 17, 1995
Page 4



ACCEPTED AND AGREED:

AMRE, INC.



By: /s/ ROBERT M. SWARTZ
    -------------------------------

THE FOLLOWING INDIVIDUALS ARE SIGNATORIES TO THIS LETTER AGREEMENT FOR PURPOSES OF THE FOLLOWING PARAGRAPH ONLY:

EACH OF THE UNDERSIGNED HEREBY AGREES TO VOTE ANY AND ALL SHARES OF COMMON STOCK OF AMRE OVER WHICH THEY HAVE VOTING POWER IN FAVOR OF DAVID MOORE AT AMRE'S NEXT ANNUAL MEETING OF STOCKHOLDERS.


/s/ RONALD WAGNER
-----------------------------------
Ronald Wagner


/s/ ROBERT SWARTZ
-----------------------------------
Robert Swartz

                                                                       EXHIBIT A
                                                                       TO LETTER
                                                                       AGREEMENT

                                    FORM OF
                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of
________________ __, 1995, by and among AMRE, Inc., a Delaware corporation (the "CORPORATION") and [INSERT NAME(S) OF INDIVIDUAL PURCHASERS], an individual residing in [INSERT PLACE OF RESIDENCE] (the "INVESTOR").


                                   RECITALS:

         A. The Corporation desires to raise money by the sale of shares of the Corporation's Common Stock, $0.01 par value per share ("COMMON STOCK") to the Investor and to satisfy its obligations under that certain Plan of Compensation and Indemnification Agreement between the Corporation and David Moore. The closing of the transactions contemplated hereby shall be simultaneous with, and subject to, the closing of the sale of shares of Common Stock to HFS Incorporated ("the "HFS CLOSING")

         B. The Investor desires to purchase shares of Common Stock on the terms and subject to the conditions hereinafter set forth.


                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained in this Agreement, the parties hereto hereby agree as follows:

         1. SALE OF COMMON STOCK. Subject to the terms and conditions hereof, the Corporation will issue and sell to the Investor, and the Investor will purchase from the Corporation an aggregate of 200,000 shares of Common Stock (the "SHARES") at $5.00 per share, for an aggregate purchase price of $1,000,000.

         2.      ISSUANCE AND PAYMENT.

                 a. CLOSING. Subject to the terms and conditions hereof, the closing of the purchase and sale of the Shares (the "CLOSING") shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York on, or about January 2, 1996, or at such other time and place upon which the Corporation and the Investor shall agree (the "CLOSING DATE").

                 b. DELIVERY. At the Closing, the Corporation will deliver to the Investor certificates, registered in the name of the Investor, representing the Shares, against payment of the purchase price therefor, by certified bank check payable to the Corporation, or by wire transfer per the Corporation's instruction.

         3. CORPORATION'S REPRESENTATIONS AND WARRANTIES. Except as set forth in the disclosure schedule attached hereto as Exhibit A (the "DISCLOSURE SCHEDULE"), the Corporation hereby represents and warrants to the Investor as follows:

                 a. CORPORATE ORGANIZATION AND STANDING. The Corporation is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has the power and authority as a corporation to own, operate or lease the properties and assets now owned, operated or leased by the Corporation and to carry on its business in all material respects as currently conducted; and is duly qualified as a foreign corporation to do business in each jurisdiction where the failure to be so qualified would materially and adversely affect the business and operations of the Corporation and its Subsidiaries taken as a whole.

                 b. SUBSIDIARIES. The Corporation owns or controls the subsidiaries or affiliated companies listed on Exhibit B hereto and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity (collectively, the "SUBSIDIARIES"). Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of each Subsidiary's jurisdiction of incorporation.

                 c. AUTHORITY RELATIVE TO THIS AGREEMENT. The Corporation has the necessary power and authority to execute and deliver this Agreement and to perform its obligations and to consummate the transactions contemplated hereunder. The execution, delivery and performance of this Agreement by the Corporation has been duly and validly authorized by all necessary action of the Corporation and no other proceedings on the part of the Corporation are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Corporation and, assuming the due authorization, execution and delivery hereof by the Investor and payment for the Shares as contemplated by this Agreement, constitutes the legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, except as may be limited by principles of public policy, and subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable (except as provided herein), free of pre-emptive rights and will be free of any liens or encumbrances.

                 d. MATERIAL AGREEMENTS; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                          (1) The execution and delivery of this Agreement by the Corporation does not, and the performance of this Agreement by the Corporation shall not, (i) conflict with or violate any provisions of the Certificate of Incorporation or the Bylaws of the Corporation,
         (ii) conflict with or violate any provision of any law, rule, regulation, order, judgment or decree applicable to the Corporation or
         (iii) result in any breach of
         or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien on any of the properties or assets of the Corporation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license (including, but not limited to, the License Agreement between the Corporation and an affiliate of HFS Incorporated (the "LICENSE AGREEMENT")), permit, insurance policy or other instrument or obligation to which the Corporation is a party, or by which the Corporation is bound or affected, except, in the case of clauses (ii) and (iii) above, for such conflicts which would not, individually or in the aggregate, have a material adverse effect on the business and operations of the Corporation and its Subsidiaries taken as a whole. The Corporation is not in material breach of the License Agreement.

                          (2) The execution and delivery of this Agreement by the Corporation does not, and the performance of this Agreement by the Corporation shall not, require any consent, approval, authorization or permit of, filing with or notification to, any governmental or regulatory authority, domestic or foreign, on the part of the Corporation where the failure to do so which has not been obtained or would not have a material adverse effect on the business or operations of the Corporation and its Subsidiaries taken as a whole.

                 e. COMPLIANCE WITH LAWS. Neither the Corporation nor its Subsidiaries are in conflict with, or in material violation of, any law, rule, regulation, order, judgment or decree applicable to the Corporation or its Subsidiaries or by which the Corporation or its Subsidiaries are bound or affected, except for any such conflicts or violations which would not, individually or in the aggregate, have a material adverse effect on the business or operations Corporation and its Subsidiaries taken as a whole.

                 f. FINANCIAL STATEMENTS; OTHER FINANCIAL MATTERS. (1) The Corporation has made available to the Investor complete, true and correct copies of the audited consolidated financial statements of the Corporation for the fiscal year ended December 31, 1994 and the unaudited consolidated financial statements of the Corporation for the period ending on June 30, 1995 (collectively the "FINANCIAL STATEMENTS"). The Financial Statements, including the related notes thereto, (i) present fairly the financial condition and results of operations for the Corporation as of the dates thereof and for the periods indicated therein and (ii) except as disclosed in the related notes thereto, have been prepared in accordance with generally accepted accounting principles.

                 g. NO UNDISCLOSED LIABILITIES. Neither the Corporation nor its Subsidiaries have any material liabilities or obligations, absolute or contingent (individually or in the aggregate), except (i) the liabilities and obligations set forth in the Financial Statements, and (ii) liabilities and obligations which have been incurred subsequent to June 30, 1995, in the ordinary course of business which have not been, individually or in the aggregate, materially adverse to the Corporation and its Subsidiaries taken as a whole.

                 h. TITLE TO PROPERTY. Except as would not, in the aggregate, have a material adverse effect on the Corporation or its Subsidiaries taken as a whole, the Corporation has valid fee interests in all of its real property and insurable title thereto, and such real property is owned by the Corporation free and clear of all liens other than (i) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings and (ii) imperfections of title, easements, pledges, charges and encumbrances which do not materially interfere with the Corporation's ability to use the real property.

                 i. LITIGATION. There is no pending or, to the knowledge of the Corporation, threatened litigation, arbitration or governmental investigation or legal, administrative or regulatory proceeding against the Corporation or to which any of its properties is or would be subject that (a) if adversely determined, would have a material adverse effect on the business or operation of the Corporation or the Subsidiaries taken as a whole or (b) relates to this Agreement.

                 j. TAX MATTERS. (1) All tax returns required to be filed by the Corporation and its Subsidiaries have been or shall be timely filed and all taxes for which the Corporation and its Subsidiaries may be held liable have been or shall be paid or accrued within the prescribed period or any extension thereof, except for taxes which are being contested in good faith.

                          (2) Except as would not have a material adverse effect on the Corporation or the Subsidiaries taken as a whole, there are no tax liens upon any property of the Corporation except for liens for current taxes not yet due and payable. All material employee payroll taxes required to be withheld by the Corporation have been withheld by the Corporation.

                 k. NO OUTSTANDING SECURITIES. There are no outstanding options, warrants, calls, rights or commitments or any other agreements of any character for the purchase or acquisition from the Corporation of any shares of its capital stock, nor does the Corporation have any obligation to repurchase any outstanding capital stock of the Corporation.

                 l. BOOKS AND RECORDS. The minute books, Bylaws, stock ledgers and books of account of the Corporation have been made available to the Investor and are accurate in all material respects and reflect all material matters and transactions which should currently be reflected therein.

                 m. INSURANCE. The Corporation and its Subsidiaries maintain insurance in such amounts and against such risks as maintained by companies of similar size and in businesses similar to that of the Corporation.

                 n. DISCLOSURE. No representation or warranty by the Corporation in this Agreement or the Disclosure Schedule or in any written statement or certificate furnished or to be furnished to the Investor pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading in any material respect.

         4.      INVESTOR'S REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

                 a. ACQUISITION FOR OWN ACCOUNT. The Investor represents and warrants to the Corporation that the Investor is acquiring the Shares for investment for its own account, and not with a view to, or resale in connection with, any public distribution thereof.

                 b. DISCLOSURE. No representation or warranty by the Investor in this Agreement or in any written statement or certificate furnished or to be furnished to the Corporation pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading in any material respect.

                 c. RESTRICTION ON ACQUISITION OF SHARES. During the period five years from the date hereof, neither Investor nor any of its Affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) shall directly or indirectly, as part of a Group (as defined in
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or otherwise, without the prior written consent of the Corporation, acquire or make any proposal to acquire more than 20% of the outstanding shares of Common Stock of the Corporation.

         5. COVENANTS PENDING CLOSING. From the date of this Agreement until the Closing Date (or later as specified below), the parties hereto hereby covenant as hereinafter set forth:

                 a. Except as previously disclosed to Purchaser, the Corporation will conduct its business and operations according to its ordinary and usual course of business. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement, prior to the Closing Date, without the prior written consent of the Investor, the Corporation will not:

                          (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Common Stock, or redeem or otherwise acquire any shares of the Common Stock;

                          (ii) (a) increase in any manner the compensation of any of its directors, officers or other employees, except such increases as are granted (1) in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance review and related compensation and benefit increases but not any general across-the-board increases) or (2) by the Corporation's Compensation Committee and approved by a representative of the Investor or (b) increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees except increases occurring in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases) and except pursuant to any Corporation plans; or

                          (iii) enter into any agreement, commitment or transaction (including without limitation any borrowing, capital expenditure or capital financing) material to the business, operations or financial condition of the Corporation, except agreements, commitments or transactions in the ordinary course of business or as contemplated hereby.

                 b. The Corporation will (i) give the Investor and its authorized representatives reasonable access to all books, records, plants, offices, warehouses and other facilities and properties of the Corporation and its Subsidiaries, (ii) permit the Investor to make such inspections thereof during normal business hours as the Investor may reasonably request and (iii) cause its officers to furnish the Investor with such financial and operating data and other information with respect to the business and properties of the Corporation and its Subsidiaries as the Investor may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Corporation.

                 c. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Shares pursuant to this Agreement. From time to time after the date hereof, without further consideration, the Corporation will execute and deliver such documents to the Investor as the Investor may reasonably request in order more effectively to vest in the Investor good title to the Shares.

                 d. The Investor and the Corporation will make or cause to be made all filings and submissions as may be required under applicable laws and regulations, if any, for the consummation of the transactions contemplated by this Agreement. The Investor and the Corporation will coordinate and cooperate with one another in exchanging such information and reasonable assistance as another may request in connection with all of the foregoing.

         6. CONDITIONS TO INVESTOR'S OBLIGATIONS. The obligation of the Investor to purchase the Shares pursuant to this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the Investor:

                 a. The representations and warranties of the Corporation contained in Section 3 hereof shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date;

                 b. The Corporation shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date;

                 c. The Investor shall have received duly executed certificates representing the Shares and duly registered in the name of the Investor or its designated agent on the Closing Date;

                 d. The Investor shall have received certificates dated the Closing Date signed on behalf of the Corporation by its duly authorized officer or duly authorized officers to the effect that all of the conditions to the Closing set forth in Sections 6(a) and 6(b) have been satisfied;

                 e. The Investor shall have received opinions, dated the Closing Date, from Akin, Gump, Strauss, Hauer & Feld, L.L.P., the Corporation's counsel, reasonably acceptable to Investor;

                 f. There shall be no action or proceeding commenced or, to the knowledge of the parties, threatened before any legal or administrative tribunal or by any administrative organization, and no judgment, order or injunction shall have been rendered by any such tribunal or organization for the purpose of restraining or prohibiting the transactions contemplated in this Agreement or otherwise adversely affecting Investor's ownership of the Shares; and

                 g. The conditions precedent to the HFS Closing shall have been fulfilled and such closing shall take place simultaneously with the Closing.

         7. CONDITIONS TO THE CORPORATION'S OBLIGATIONS. The obligations of the Corporation to issue and sell the Shares pursuant to this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any or all of which may be waived by the Corporation:

                 a. The representations and warranties of the Investor contained in Section 4 hereof shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date;

                 b. The Investor shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Investor at or prior to the Closing Date; and

                 c. The Corporation shall have received certificates dated the Closing Date signed on behalf of the Investor by a duly authorized officer or duly authorized officers to the effect that all the conditions to Closing set forth in Sections 7a and 7b have been satisfied.

         8. INVESTOR REGISTRATION RIGHTS. The Investor shall have registration rights with respect to the Shares, as a separate block of registerable securities not contingent on the conversion of the HFS Senior Convertible Preferred Stock, identical to the registration rights described in
Section 10 of that certain Stock Purchase Agreement, dated the date hereof, between the Company and HFS Incorporated, except that the demand and incidental registration rights shall be exercisable for five years from the date hereof.

         9.      TERMINATION.

                 a. TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time (i) by mutual agreement of the Investor and the Corporation or (ii) prior to the Closing, by either the Corporation or the Investor if the Closing shall not have occurred by January 15, 1996; provided, however, that a party who has violated or breached this Agreement may not terminate this Agreement if such violation or breach is continuing and such party is not using its best efforts to diligently cure such breach. Notwithstanding the foregoing, in the event that the Corporation and HFS Incorporated shall have agreed to extend the termination provision of Section 11 of the HFS Stock Purchase

Agreement, then the date set forth in (ii) above shall be deemed extended by a like period of time.

                 b. EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to clause a. above, written notice thereof shall forthwith be given by the party electing to terminate to the other party and the transactions contemplated by this Agreement shall be terminated and abandoned, without further action by or on the part of either the Investor or the Corporation. Termination of this Agreement pursuant to this Section shall not in any way limit or restrict the rights and remedies of any party hereto against any other party hereto who has violated or breached any representation, warranty, agreement or other provision of this Agreement prior to the termination hereof. The representatives and warranties of the Corporation and the Investor shall survive the Closing.

         10.     MISCELLANEOUS.

                 a. REFORMATION AND SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof:

                          (1)     in lieu of such illegal, invalid or
                 unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable; and

                          (2) the legality, validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

                 b. NOTICES. Any notice, payment, report or other communication required or permitted to be given by one party to any other party by this Agreement shall be in writing and either (i) served personally on the other party or parties or (ii) sent by overnight courier, express, registered or certified first class mail, postage prepaid, addressed as follows:

                          (a)     If to the Corporation, at

                                  AMRE, Inc.
                                  8585 North Stemmons Freeway
                                  South Tower, Suite 102
                                  Dallas, Texas  75247
                                  Attention:  President
                                  Telephone:  (214) 658-6300
                                  Fax:  (214) 658-6101

                          (b)     If to the Investor(s), at


                                  -------------------------------

                                  -------------------------------

                                  -------------------------------
                                  Telephone:
                                  Fax:

or to such other address as shall have theretofore been furnished to the other party by like notice. Such notice shall be deemed received on the date on which personally delivered, or three (3) business days after the same shall have been deposited in the United States mail.

                 c. HEADINGS. The headings of sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

                 d. WAIVER. The failure of any party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right or claim granted or arising hereunder or of the future performance of any such term, covenant, or condition, and such failure shall in no way affect the validity of this Agreement or the rights and obligations of the parties hereto.

                 e. GOVERNING LAW. THIS AGREEMENT INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OR CHOICE OF LAWS RULES THEREOF.

                 f. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument notwithstanding that all parties are not signatories to each counterpart.

                 g. ASSIGNABILITY AND BINDING EFFECT. This Agreement may not be assigned by the Investor without the prior written consent of the Corporation. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

                 h. AMENDMENTS. This Agreement may not be amended, supplemented or modified except by an agreement in writing signed by all of the parties hereto.

                 i. EXPENSES. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses, including, without limitation, fees and disbursements of legal counsel, financial advisors and accountants incurred in connection with this Agreement.

                 j. CONSTRUCTION OF AGREEMENT; MODIFICATIONS. This Agreement and any schedules and exhibits attached hereto and the other documents delivered pursuant hereto represent the final agreement of the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. Furthermore, this Agreement supersedes all prior written agreements and understandings, if any.

                 k. WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE CORPORATION AND THE INVESTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

                 l. PUBLICITY. No public release, announcement or other form of publicity concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party, except to the extent that such release or announcement is required by law or the rules or regulations of the Securities and Exchange Commission or any securities exchange.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        AMRE, INC.


                                        By:
                                           -----------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:
                                              --------------------------------



                                        --------------------------------------
                                        [INVESTOR]


                                        [OTHER INVESTORS, IF ANY]

                                   EXHIBIT A


j.       Corporate Capitalization:

There are no outstanding options, warrants, calls, rights or commitments, or any other agreements of any character for the purchase or acquisition from the Corporation of any shares of its capital stock, nor does the Corporation have any obligation to repurchase any outstanding capital stock of the Corporation, except as follows:

         1. There are outstanding options under the Corporation's stock option plan to purchase an aggregate of 819,881 shares of common stock of the Corporation at exercise prices ranging from $3.00 to $8.50 per share.

         2. There are outstanding options to purchase an aggregate of 1,342,500 shares of common stock of the Corporation which were granted outside of the Corporation's stock option plan. These options are held by directors (two of whom are also officers), a former director, a former employee and the widow of a former director, and are exercisable at prices ranging from $3.50 to $7.875 per share.

         3. Options to purchase an aggregate of 400,000 shares of common stock of the Corporation may be granted to David Moore in connection with transactions being entered into concurrently with this agreement. These options will be at prices ranging from $5.00 to $5.50 per share.

                                   EXHIBIT B


The subsidiaries of the Corporation, all of which are wholly-owned, are as follows:

         American Remodeling, Inc., a Texas corporation

         CANRE Remodeling, Corp., incorporated under the Canadian Business Corporations Act

                                                                       EXHIBIT B
                                                                       TO LETTER
                                                                       AGREEMENT
                               FORM OF AMRE, INC.

                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT is made as of the 17th day of October, 1995, between AMRE, Inc., a Delaware corporation (the "COMPANY"), and David Moore, an individual resident of New York, New York (the "OPTIONEE").

         The Company wishes to grant to the Optionee an option to purchase shares of common stock of the Company pursuant to the Plan of Compensation and Indemnification Agreement dated as of August 1, 1994 (as amended to date), between the Company and the Optionee, and the Optionee wishes to accept the Option (as defined below). Therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:


                    ARTICLE I.  GRANT AND EXERCISE OF OPTION

         1.1 GRANT OF OPTION. The Company grants to the Optionee an option (the "OPTION") to purchase an aggregate of 200,000 shares of Common Stock, $0.01 par value, of the Company (the "SHARES"), at a price of $5.50 per share (the "EXERCISE PRICE"), subject to the terms and conditions hereinafter set forth. The Option is a non-qualified option and is not intended to constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The Option shall be irrevocable.

         1.2 VESTING OF OPTION. All or any part of the Shares may be purchased at any time or times during the term of the Option.

         1.3 TERM OF OPTION. The term of the Option is five years from the date hereof.

         1.4 EXERCISE OF OPTION. The Option may be exercised by giving written notice to the Company, addressed to its corporate headquarters, attention of the Secretary, specifying the number of Shares to be purchased, accompanied by payment in full of the Exercise Price, either in cash or by check, bank draft or money order; provided, however, that in lieu of cash the Optionee may exercise the Option by instructing the Company to withhold from the Shares otherwise issuable upon the exercise of the Option that number of Shares having a fair market value equal to the cash Exercise Price of the Shares being purchased. For this purpose, the per share value of the Shares shall be the fair market value on the date of exercise (or, if the date of exercise is not a trading date, on the first trading date immediately preceding the date of exercise), which shall be the average of the highest and lowest sales prices of shares of common stock of the Company on the New York Stock Exchange (or, if the shares of common stock of the Company are not listed on the New York Stock Exchange, Inc., on the principal national stock exchange or, if not so listed, on the quotation service on which such shares are listed) as reported in The Wall Street Journal--Southwest Edition, on such date.

         1.5 RESTRICTIONS ON EXERCISE. Any exercise of the Option by the Optionee is subject to the representation by the Optionee that he is acquiring the Shares solely for his own account for investment and not with a view to, or for offer or sale in connection with, the distribution of all or any part of the Shares within the meaning of the Securities Act of 1933, as amended (the "ACT"), and it is understood that a legend to the following effect will be placed on any certificates representing the Shares:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL IS OBTAINED SATISFACTORY TO AMRE, INC. TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

The Optionee understands and agrees that the Shares may not be sold, pledged, hypothecated or otherwise transferred unless they are registered under the Act and applicable state securities laws or an opinion of counsel is obtained satisfactory to the Company to the effect that said registration is not required. The Optionee further understands that stop transfer instructions will be placed with the Transfer Agent of the Shares so as to restrict resale, pledge, hypothecation or other transfer thereof subject to the provisions hereof, including the provisions of the legend referred to above. The Optionee understands and agrees that he shall have no registration rights of any kind or character with respect to the Shares.

         1.6 LIMITATIONS ON EXERCISE. The provisions of Paragraph 3.1 hereof notwithstanding, the Option shall not be exercisable following expiration of the term of the Option as set forth in Paragraph 1.3 hereof.


            ARTICLE II.  REPRESENTATIONS, WARRANTIES AND AGREEMENTS

         The Company represents, warrants and agrees as follows:

         2.1 The Shares to be issued under the Option will be validly issued, fully paid and non-assessable and will be free of any liens and encumbrances. The Shares subject to the Option are not subject to any pre-emptive rights.

         2.2 Upon the occurrence of any event requiring an adjustment pursuant to Section 3.3 hereto, the Company shall give written notice to Optionee of any adjustment thereunder and shall set forth the calculations and basis therefor. Optionee shall have ten days within receipt of such notice to object to the proposed adjustment. In the event Optionee objects to such adjustment, the dispute shall be resolved by an independent accountant mutually agreed to, and whose expenses shall be shared equally by, the Company and Optionee.

         2.3 Within 60 days of the date hereof, Company shall file a listing application for the Shares with the New York Stock Exchange, Inc.

         2.4 Optionee shall be entitled to registration rights with respect to the Shares, as a separate block of registerable securities not contingent on the conversion of the HFS Senior Convertible Preferred Stock, to the same extent as set forth in Section 10 of that certain Stock Purchase Agreement, dated as of the date hereof, between the Company and HFS Incorporated, except that the demand and incidental registration rights shall be exercisable for five years from the date hereof and that Optionee shall pay all expenses of any such registration applicable to the Shares, but not the fees and expenses of Company counsel or auditors.


                          ARTICLE III.  MISCELLANEOUS

         3.1 DEATH. In the event of the death of the Optionee, the personal representatives, heirs, legatees or distributees of the Optionee, as appropriate, shall have the right at any time or times during the term of the Option to exercise the Option to the extent that the Option had not been exercised.

         3.2 NONTRANSFERABILITY OF OPTION. The Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution or a transfer to the Optionee's immediate family or a transfer with the prior consent of the Company, which consent shall not be unreasonably withheld. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the option, or the levy of an execution, attachment or similar process upon the Option, shall be null and void and without effect.

         3.3 CHANGES IN CAPITAL STRUCTURE. In the event that the number of shares of common stock of the Company shall be changed by reason of stock splits, combinations of shares, recapitalizations, mergers, consolidations or stock dividends, the number of Shares then subject to the Option shall be proportionately adjusted so as to reflect such change; and, in such event, the Exercise Price shall be proportionately increased or decreased, as the case may be, all to prevent dilution or enlargement of the rights of the Optionee. No adjustment provided for in this Paragraph 3.3 shall require the issuance of any fractional shares.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        AMRE, INC.



                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------


                                        OPTIONEE:



                                        ---------------------------------------
                                        David Moore

                                                                       EXHIBIT C
                                                                       TO LETTER
                                                                       AGREEMENT

                               FORM OF AMRE, INC.

                             STOCK OPTION AGREEMENT



         THIS STOCK OPTION AGREEMENT is made as of the 17th day of October, 1995, between AMRE, Inc., a Delaware corporation (the "COMPANY"), and David Moore, an individual resident of New York, New York (the "OPTIONEE").

         Pursuant to the participation by Optionee in the transactions referred to by the Board of Directors of the Company as "Project Blackjack" and in consideration of the benefit received by the Company therefor, the Company desires to grant to Optionee the Option (as defined herein) and Optionee desires to accept the Option.

         Therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:


                    ARTICLE I.  GRANT AND EXERCISE OF OPTION

         1.1 Grant of Option. The Company has granted to the Optionee an option (the "OPTION") to purchase an aggregate of 200,000 shares (the "SHARES") of common stock, $0.01 par value, of the Company (the "COMMON STOCK") at a price of $5.00 per share (the "EXERCISE PRICE"), subject to the terms and conditions hereinafter set forth. The Option is a non-qualified option and is not intended to constitute an incentive stock option within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended. The Option shall be irrevocable.

         1.2 Vesting to Option. All or any part of the Shares may be purchased at any time during the term of the Option.

         1.3 Term of Option. The term of the Option is five years from the date hereof.

         1.4 Exercise of Option. The Option may be exercised by giving written notice to the Company, addressed to its corporate headquarters, attention of the Secretary, specifying the number of shares to be purchased, accompanied by payment in full of the Exercise Price, either in cash or by check, bank draft or money order; provided, however, that in lieu of cash the Optionee may exercise the Option by instructing the Company to withhold from the Shares otherwise issuable upon the exercise of the Option that number of Shares having a fair market value equal to the Exercise Price of the Shares being purchased. For this purpose, the per share value of the Shares shall be the fair market value on the date of exercise (or, if the date of exercise is not a trading date, on the first trading date immediately preceding the date of exercise), which shall be the average of the highest and lowest sales prices of shares of Common Stock listed on the New York Stock Exchange, Inc. (or, if the Common Stock is not listed thereon, on the principal national stock exchange on which such shares are listed) as reported in The Wall Street Journal--Southwest Edition, on such date.

         1.5 Restrictions on Exercise. Any exercise of the Option by the Optionee is subject to the representation by the Optionee that he is acquiring the Shares solely for his own account for investment and not with a view to, or for offer or sale in connection with, the distribution of all or any part of the Shares within the meaning of the Securities Act of 1933, as amended (the "ACT"), and it is understood that a legend to the following effect will be placed on any certificates representing the Shares:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL IS OBTAINED SATISFACTORY TO AMRE, INC. TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

The Optionee understands and agrees that the Shares may not be sold, pledged, hypothecated or otherwise transferred unless they are registered under the Act and applicable state securities laws or an opinion of counsel is obtained satisfactory to the Company to the effect that said registration is not required. The Optionee further understands that stop transfer instructions will be placed with the Transfer Agent of the Shares so as to restrict resale, pledge, hypothecation or other transfer thereof subject to the provisions hereof, including the provisions of the legend referred to above. The Optionee understands and agrees that he shall have no registration rights of any kind or character with respect to the Shares.

         1.6 LIMITATIONS ON EXERCISE. The provisions of Paragraph 3.1 hereof notwithstanding, the Option shall not be exercisable following expiration of the term of the Option as set forth in Paragraph 1.3 hereof.


            ARTICLE II.  REPRESENTATIONS, WARRANTIES AND AGREEMENTS

         The Company represents, warrants and agrees as follows:

         2.1 The shares to be issued under the Option will be validly issued, fully paid and non-assessable and will be free of any liens and encumbrances. The shares subject to the Option are not subject to any pre-emptive rights.

         2.2 Upon the occurrence of any event requiring an adjustment pursuant to Section 3.3 hereto, the Company shall give written notice to Optionee of any adjustment thereunder and shall set forth the calculations and basis therefor. Optionee shall have ten days within receipt of such notice to object to the proposed adjustment. In the event Optionee objects to such adjustment, the dispute shall be resolved by an independent accountant mutually agreed to, and whose expenses shall be shared equally by, the Company and Optionee.

         2.3 Within 60 days of the date hereof, Company shall file a listing application for the shares subject to the Option with the New York Stock Exchange, Inc.

         2.4 Optionee shall be entitled to registration rights with respect to the Shares, as a separate block of registerable securities not contingent on the conversion of the HFS Senior Convertible Preferred Stock, to the same extent as set forth in Section 10 of that certain Stock Purchase Agreement, dated as of the date hereof, between the Company and HFS Incorporated, except that the demand and incidental registration rights shall be exercisable for five years from the date hereof and that Optionee shall pay all expenses of any such registration applicable to the Shares, but not the fees and expenses of Company counsel and auditors.


                          ARTICLE III.  MISCELLANEOUS

         3.1 Death. In the event of the death of the Optionee, the personal representatives, heirs, legatees or distributees of the Optionee, as appropriate, shall have the right at any time or times during the term of the Option to exercise the Option to the extent that the Option had not been exercised.

         3.2 Nontransferability of Option. The Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution or a transfer to Optionee's immediate family or a transfer with the prior consent of the Company, which consent shall not be unreasonably withheld. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option, or the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

         3.3 Changes in Capital Stock Structure. In the event that the number of shares of common stock of the Company shall be changed by reason of stock splits, combinations of shares, recapitalizations, mergers, consolidations or stock dividends, the number of shares then subject to the Option shall be proportionately adjusted so as to reflect such change; and, in such event, the Exercise Price shall be proportionately increased or decreased, as the case may be, all to prevent dilution or enlargement of the rights of the Optionee. No adjustment provided for in this Section 3.3 shall require the issuance of any fractional shares.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        AMRE, INC.



                                        By:
                                           -------------------------------------
                                           Robert M. Swartz
                                           President


                                        OPTIONEE:


                                        ----------------------------------------
                                        David Moore

                                                                       EXHIBIT D
                                                                       TO LETTER
                                                                       AGREEMENT

                      TERM SHEET FOR SUB-LICENSE AGREEMENT

A Sub-License Agreement between AMRE, Inc. (Sub-Licensor) and Garden State Exterior Remodeling, Inc. (Sub-Licensee) shall be executed on or before November 15, 1995 which shall substantially parallel AMRE/Century 21 License Agreement (the "License") containing among other things the following terms:

         1.      SUBJECT

         License shall be for use of the Trade Mark as defined in the License.

         2.      PRODUCTS

                 1. Siding and related products, which related products include, but are not limited to, overhang and trim.

                 2.  Continuous guttering.

                 3. Windows and related products, which related products include, but are not limited to, storm windows (interior and exterior), shutters, awnings, screens and skylights.

                 4.  Exterior coating.

                 5.  Brick, stucco and decorative stone facing.

                 6. Doors, including, but not limited to, entry doors and patio doors.

         3.      GEOGRAPHIC AREA (NEW YORK METROPOLITAN AREA)

         Zone 1: (All Products) New York-Westchester, Rockland, Putnam, Nassau and Suffolk counties, New York City; New Jersey-Sussex, Passaic, Bergen, Morris, Essex, Warren, Somerset, Hunterdon, Monmouth, Ocean, Union and Hudson counties.

         Zone 2: (Brickface, Stucco, decorative Stone Facing and Exterior Coating only). New Jersey-Atlantic, Cumberland, Cape May, Salem, Gloucester, Camden, Middlesex, Mercer counties; Pennsylvania-Philadelphia, Delaware, Chester, Montgomery, Bucks, Lehigh and Burkes counties; Delaware-New Castle county. New York-Orange, Dutchess counties; Connecticut-Fairfield county.

         4.      TERM

         Commencing January 1, 1996 and ending December 31, 1996.

         5.      FEE

         3% of installation revenue (defining installation revenue in a manner consistent with the license agreement between AMRE, Inc. and Century 21.)

         6.      EXCLUSIVE

         For the products listed in the territories for the term of the agreement.

         7.      MARKETING SUPPORT

         Customer lists, access to Century 21 brokers, joint marketing efforts and other similar marketing support will be available from both Century 21 and AMRE, Inc. (Century 21 support subject to Century 21 approval.) All other marketing support similar to that described in the AMRE, Inc./Century 21 license agreement will be made available to Garden State Exterior Remodeling, Inc. as is practical. Also, AMRE, Inc. and Garden State Exterior Remodeling, Inc. will establish a program to either trade leads or sell and buy leads that are generated in each others territories, consistent with AMRE, Inc.'s current practices.





                                      -2-